Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-278797

XCEL ENERGY INC.

(a Minnesota corporation)

$800,000,000 5.75% FIXED-TO-FIXED RESET RATE

JUNIOR SUBORDINATED NOTES, SERIES DUE DECEMBER 3, 2056

This free writing prospectus relates only to the securities described below and should be read together with Xcel Energy Inc.’s preliminary prospectus supplement dated February 26, 2026 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated April 18, 2024 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Xcel Energy Inc. (a Minnesota corporation)

Issue Format:	SEC Registered

Expected Ratings*:	Baa2/BBB- (Negative/Stable) (Moody’s/S&P)

Security Type:	Fixed-to-Fixed Reset Rate Junior Subordinated Notes (the “Notes”)

Pricing Date:	February 26, 2026

Settlement Date:	March 3, 2026 (T+3)

Principal Amount:	$800,000,000

Maturity Date:	December 3, 2056

Interest Rate:	The Notes will bear interest (i) from and including the original issue date to, but excluding, December 3, 2031 (the “First Reset Date”) at a rate of 5.75% per annum and (ii) from and including the First Reset Date, during each Reset Period (as defined in the Preliminary Prospectus Supplement) at a rate per annum equal to the Five-Year U.S. Treasury Rate (as defined in the Preliminary Prospectus Supplement) as of the most recent Reset Interest Determination Date (as defined in the Preliminary Prospectus Supplement), plus a spread of 2.168%; provided, that the interest rate during any Reset Period will not reset below 5.75% (which is the same interest rate as in effect from and including the original issue date to, but excluding, the First Reset Date).

Interest Payment Dates:	Semi-annually on June 3 and December 3, beginning on June 3, 2026

Interest Deferral:	Up to 20 consecutive semi-annual Interest Payment Periods (as defined in the Preliminary Prospectus Supplement) each deferral

Price to the Public:	100% of the principal amount

Redemption Terms:	In whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date

Tax Event Call:	In whole but not in part, at any time following the occurrence and during the continuance of a Tax Event (as defined in the Preliminary Prospectus Supplement) at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date

Rating Agency Event Call:	In whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event (as defined in the Preliminary Prospectus Supplement) at a redemption price equal to 102% of the principal amount being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date

CUSIP/ISIN:	98389B BF6 / US98389BBF67

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Mizuho Securities USA LLC MUFG Securities Americas Inc. Truist Securities, Inc.

Co-Manager:	Academy Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847, Citigroup Global Markets Inc. toll free at (800) 831-9146, Mizuho Securities USA LLC toll free at (866) 271-7403, MUFG Securities Americas Inc. toll-free at (877) 649-6848 or Truist Securities, Inc. toll free at (800) 685-4786.